Exhibit 10.3
Amendment to Employment Agreements
     THIS AMENDMENT is made as of this 15th day of May, 2009 by and among Mercantile Bank Corporation, a Michigan corporation (the “Company”), Mercantile Bank of Michigan, a Michigan banking corporation (the “Bank”, and collectively with the Company, the “Employers,” and each, an “Employer”) and each of the Employees named on the signature lines below (each, an “Employee” and collectively, the “Employees.”)
RECITALS
     A. The Company, the Bank and each Employee have previously entered into an Employment Agreement, as such agreement has been previously amended, each as listed on Exhibit A attached hereto (each, as amended, an “Employment Agreement”, and collectively, the “Employment Agreements”).
     B. The Company anticipates entering into a Letter Agreement and Securities Purchase Agreement (the “Investment Agreement”) with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). For the Company to participate in the CPP, and as a condition to the closing of the investment contemplated by the Investment Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements.
     C. The Company, the Bank and each Employee desire to amend the Employment Agreements and other applicable compensation arrangements to comply with these requirements.
TERMS OF AGREEMENT
     In consideration of the mutual covenants and obligations set forth herein, and as consideration for the benefits that the Employees will receive as a result of the Company’s participation in the CPP, the parties agree as follows:
     1. No Golden Parachute Payments. During the CPP Participation Period, the Employers shall not make any golden parachute payment to an Employee that is prohibited by EESA as a result of the Company’s participation in the CPP.
     2. Recovery of Bonus and Incentive Compensation. Any bonus, retention award and incentive compensation paid to an Employee during the CPP Participation Period is subject to recovery or “clawback” by the Employers if the payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.
     3. Compensation Program Amendments. Each of the Employers’ compensation, bonus, incentive and other benefit plans, arrangements and agreements (including the Employment Agreements) (collectively, the “Benefit Plans”) with respect to each Employee is hereby amended to the extent necessary to give effect to Paragraphs (1) and (2) above.

     Further, the Company is required to review the Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires further revisions to any of the Benefit Plans, each Employee and the Employers agree to negotiate such changes promptly and in good faith.
     4. Definitions. Terms used in this Amendment as defined as follows:
          (a) “Senior executive officer” means an individual who is one of the top five most highly paid executives of the Company whose compensation is required to be disclosed pursuant to the Securities Exchange Act of 1934 and any regulations issued thereunder, and as otherwise defined in or interpreted under Section 111(a)(1) of EESA.
          (b) “Golden parachute payment” means any payment to a senior executive officer for departure from an Employer for any reason, except for payments for services performed or benefits accrued, and as otherwise defined in or interpreted under Section 111(a)(2) of EESA.
          (c) “EESA” means the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, as both such acts are implemented by guidance or regulation issued by the Department of Treasury.
          (d) “CPP Participation Period” means the period in which any obligation arising from financial assistance provided under the TARP remains outstanding, but shall not include any period during which the Federal Government only holds warrants to purchase common stock of the Company.
     5. Application and Rules of Interpretation. If the Company does not participate or ceases at any time to participate in the CPP, this Amendment shall be of no further force and effect and shall automatically terminate. This Amendment is intended to, and shall be interpreted, administered and construed to comply with, Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this Amendment.) If an Employee terminates employment during the CPP Participation Period and would otherwise be entitled to payments under the Employment Agreement that may not be paid because of the restrictions set forth in this Amendment, then, to the extent lawful to do so, such payments will be made by the Bank (or if applicable, the Company) at the earliest date at which it reasonably anticipates that the making of the payment will not violate applicable law. In the event that the preceding sentence is reasonably expected to result in the imposition of federal income tax and penalty tax against an Employee before payments under this Paragraph (5) have commenced to such Employee, and the amount of such tax and penalty is substantial in relation to such payments, then the preceding sentence shall not apply to the affected Employee or Employees and this Paragraph (5) shall be deemed amended to remove the preceding sentence with respect to such affected Employee(s).

     6. Miscellaneous. To the extent not subject to federal law, this Amendment will be governed by and construed in accordance with the laws of the State of Michigan. This Amendment may be executed in two or more counterparts, each of which will be deemed to be an original. Except as amended herein, the Employment Agreements shall remain in full force and effect. This agreement may be amended with respect to any Employee by an agreement in writing signed by the Employee and each of the Employers.
     7. Additional Restriction. Michael H. Price and the Employers agree that (a) the Employers shall not pay or accrue any bonus, retention award or incentive compensation to or for him during the CPP Participation Period in violation of Section 111(b)(3)(D) of EESA, (b) no provision of the Employment Agreement among Mr. Price and the Employers, including the provisions of Section 4 of the Employment Agreement, shall be construed to require any such payment or accrual, and (c) if any agreement or plan exists or arises that provides for any such payment or accrual, the agreement or plan shall be amended as the Employers shall request, to the extent necessary so that the agreement or plan will not violate such Section 111(b)(3)(D).
     The parties have executed this Amendment as of the day and year first above written.

MERCANTILE BANK CORPORATION
By:	/s/ Michael H. Price
Michael H. Price
Chairman of the Board, President and Chief Executive Officer

MERCANTILE BANK OF MICHIGAN
By:	/s/ Michael H. Price
Michael H. Price
Chairman of the Board and Chief Executive Officer

/s/ Michael H. Price
Michael H. Price

/s/ Robert B. Kaminski, Jr.
Robert B. Kaminski, Jr.

/s/ Charles E. Christmas
Charles E. Christmas

EXHIBIT A
Employment Agreements
A. Michael H. Price
     Employment Agreement dated as of October 18, 2001, as amended by a letter amendment dated October 17, 2002 and by a Second Amendment dated as of November 17, 2005.
B. Robert B. Kaminski, Jr.
     Employment Agreement dated as of October 18, 2001, as amended by a letter amendment dated October 17, 2002, a letter amendment dated October 28, 2004 and a Third Amendment dated as of November 17, 2005.
C. Charles E. Christmas
     Employment Agreement dated as of October 18, 2001, as amended by a letter amendment dated October 17, 2002 and by a Second Amendment dated as of November 17, 2005.

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